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                                                                    EXHIBIT 5.1

                                   June 30, 2000



MDU Communications International, Inc.
108-11951 Hammersmith Way
Richmond, B.C.
Canada, V7A 5H9

Re:  Registration Statement on Form SB-2
     Registration No. 33-35820


In connection with the Amendment No. 1 to Registration Statement on Form SB-2 (Registration No. 33-35820), filed on June 30, 2000 by MDU Communications International, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"), you have requested us to furnish our opinion as to the legality of the 11,155,014 shares of the Company's common stock (the "Shares") which are either currently outstanding or are issuable upon conversion of the Company's Series A Convertible Preferred Stock or upon exercise of certain warrants and options to purchase shares of the Company's common stock.

We have examined certain of the Company's corporate records and such other documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In rendering our opinion, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of documents, certificates and records submitted to us as originals, the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

Based upon the foregoing, it is our opinion that:

     a) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware;

     b) those Shares that are already issued and outstanding were duly authorized, legally issued, fully paid, and nonassessable; and

     c) those Shares that are issuable upon conversion of the Company's Series A Convertible Preferred Stock and upon exercise of the above-referenced warrants and options have been duly authorized, and, when issued and sold in accordance with their respective governing instruments, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Amendment No. 1 to Registration Statement.

                                   Very truly yours,

                                   /s/ Davis Wright Tremaine LLP